UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUTHENTEC, INC.

(Exact Name of registrant as specified in its charter)

Delaware	59-3521332
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Rialto Place, Suite 100

Melbourne, Florida 32901

(321) 308-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AUTHENTEC, INC. 2004 STOCK INCENTIVE PLAN

AUTHENTEC, INC. 2007 STOCK INCENTIVE PLAN

(Full title of the plans)

Fred Jorgenson

AuthenTec, Inc.

100 Rialto Place, Suite 100

Melbourne, Florida 32901

(321) 308-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kyle Krpata

Weil, Gotshal & Manges LLP

201 Redwood Shores Pkwy

Redwood Shores, CA 94065

(650) 802-3000

DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-144854) (the “Registration Statement”) of AuthenTec, Inc., a Delaware Corporation (the “Company”), pertaining to the registration of 7,287,741 shares of common stock, par value $0.01 per share (“Common Stock”) (as such amount may have increased for any stock split, stock dividend or similar transaction), of the Company, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on July 25, 2007.

The Company, Apple Inc., a California corporation (“Parent”), and Bryce Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on July 26, 2012. On October 4, 2012, at a special meeting of the stockholders of the Company, the stockholders of the Company voted to adopt the Merger Agreement, pursuant to which Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

On October 4, 2012 (the “Effective Time”), the Company filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which the Merger became effective as of the Effective Time. At the Effective Time, each outstanding share of Common Stock (other than shares held by Parent, Merger Sub or any subsidiary of the Company and shares owned by stockholders who have perfected appraisal rights under Section 262 of the Delaware General Corporation Law) was automatically converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any shares of Common Stock registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on October 4, 2012.

AUTHENTEC, INC.

By:	/s/ Gene Levoff
Gene Levoff
Chief Executive Officer, President, Secretary and Treasurer